EXHIBIT 15

August 7, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 7, 2017 on our review of interim financial information of Baxter International Inc. for the three and six month periods ended June 30, 2017 and 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2017  is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-10520, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032, 333-143063, 333-174400, 333-174401, 333-206700 and 333-206701) and on Form S-3 (No. 333-207810).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois